Exhibit 10.28

Dated 28 February 2013

HECTOR MARINE LLC

as Borrower

and

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

as Lender

LOAN AGREEMENT

relating to a loan facility of up to US$45,000,000 to finance part of the acquisition cost of a container vessel of

approximately 6,927 TEUs under construction at

Hyundai Samho Heavy Industries Co. Ltd., Korea

with Hull No. S622

Index

Clause		Page
1	Interpretation	1
2	Facility	13
3	Drawdown	13
4	Interest	14
5	Interest Periods	15
6	Default Interest	16
7	Repayment and Prepayment	17
8	Conditions Precedent	20
9	Representations and Warranties	20
10	General Undertakings	23
11	Corporate Undertakings	28
12	Insurances	29
13	Ship Covenants	33
14	Security Cover	37
15	Payments and Calculations	38
16	Application of Receipts	39
17	Application of Earnings	40
18	Events Default	41
19	Fees and Expenses	45
20	Indemnities	46
21	No Set-Off or Tax Deduction	48
22	Illegality, etc.	50
23	Increased Costs	50
24	Set Off	52
25	Transfers and Changes in Lending Office	52
26	Variations and Waivers	54
27	Notices	54
28	Supplemental	56
29	Law and Jurisdiction	56
Schedule 1 Drawdown Notice		58
Schedule 2 Condition Precedent Documents		59

THIS AGREEMENT is made on 28 February 2013

PARTIES

(1)	HECTOR MARINE LLC, as Borrower; and

(2)	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT, as Lender.

BACKGROUND

(A)	The Lender has agreed to make available to the Borrower, in one advance, a term loan facility of up to the lesser of (i) $45,000,000 and (ii) 65 per cent. of the Initial Market Value of the Ship for the purpose of financing part of the purchase price of the Ship.

(B)	The Borrower may, subject to Lender’s prior consent, from time to time, hedge its exposure under this Agreement to interest rate fluctuations by entering into interest swap transactions with the Lender and, subject to Lender’s prior consent, other transactions under the Master Agreement (as defined below).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Accounts Pledge” means a pledge pursuant to No. 14 of the Lender’s General Business Conditions (AGB-Pfandrecht) over the Earnings Account and the Minimum Liquidity Account in the Agreed Form;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Documents;

“Approved Brokers” means each of H. Clarkson & Company Limited, Maersk Broker K/S, Barry Rogliano Salles, Maritime Strategies International Limited, Howe Robinson Co. Ltd. or any other experienced sale and purchase shipbroker mutually agreed between the Borrower and the Lender from time to time;

“Approved Manager” means each of Conchart Commercial Inc. whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as commercial manager and Technomar Shipping Inc. whose registered address is at 80 Broad Street, Monrovia, Liberia as technical manager or any other company which the Lender may approve from time to time as the commercial and/or technical manager of the Ship and, in the plural means, either of them;

“Asset Cover Percentage” means at any time, the aggregate of the items referred to in paragraphs (a) and (b) of Clause 14.1 expressed as a percentage of the Loan;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	23 December 2013 (or such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the date on which the Commitment is fully borrowed, cancelled or terminated;

“Balloon Instalment” has the meaning given to that term in Clause 7.1(b);

“Borrower” means Hector Marine LLC being a limited liability company formed in the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Builder” means Hyundai Samho Heavy Industries Co. Ltd., a company incorporated under the laws of Korea whose registered office is at 1700, Yongdang-Ri, Samho-Eup, Yeongam-Gun, Jeollanam-Do, Korea;

“Business Day” means a day on which banks are open in London, Piraeus, Korea, Hamburg and Frankfurt/Main and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charter” means any charter in respect of the Ship exceeding (or capable of exceeding by virtue of any optional extensions) 15 months (other than the Initial Charter) with a charterer and on terms approved by the Lender;

“Charterparty Assignment” means, in relation to a Charter, an assignment of the rights and interests of the Borrower in respect of that Charter to be executed by the Borrower in favour of the Lender in the Agreed Form;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;

“Commitment” means $45,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Confirmation” and “Early Termination Date”, in relation to any continuing Transaction, have the meanings given in the Master Agreement;

“Contractual Currency” has the meaning given in Clause 20.4;

“Delivery Date” means the date on which title to and possession of the Ship is transferred from the Builder to the Borrower pursuant to the Shipbuilding Contract;

“Designated Shareholder” means the individuals who are the ultimate beneficial owners of the majority of the limited liability company interests of the Guarantor, prior to the completion of the Qualified IPO, as disclosed to the Lender prior to the date of this Agreement;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means an account in the name of the Borrower with the Lender in Hamburg designated “Hector Marine LLC - Earnings Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as the Earnings Account for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Fee Letter” means a letter issued or to be issued by the Lender to the Borrower setting out the fees payable by the Borrower to the Lender referred to in Clause 19.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Fee Letter;

(d)	the Master Agreement Assignment;

(e)	the Guarantee;

(f)	the General Assignment;

(g)	the Mortgage;

(h)	the Initial Charter Assignment;

(i)	the Accounts Pledge;

(j)	the LLC Shares Security Deed;

(k)	any Charterparty Assignment;

(l)	the Manager’s Undertakings; and

(m)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Guarantor, the Shareholder, the Approved Managers or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Fleet Vessels” means all of the vessels (including, but not limited to, the Ship) from time to time wholly owned by members of the Group (each a “Fleet Vessel”);

“General Assignment” means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

“Group” means the Guarantor and all its subsidiaries (whether direct or indirect, including, but not limited to, the Borrower) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Guarantee” means a guarantee to be executed by the Guarantor in the Agreed Form;

“Guarantor” means Poseidon Containers Holdings LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Initial Charter” means the time charter in respect of the Ship dated 10 August 2012 entered into between the Borrower and the Initial Charterer for a period of 3 years from Delivery Date at a minimum daily charterhire rate of $33,250 (less 2.50 per cent. commission on charterhire rate) and on other terms acceptable to the Lender;

“Initial Charter Assignment” means an assignment of the rights and interests of the Borrower in respect of the Initial Charter to be executed by the Borrower in favour of the Lender in the Agreed Form;

“Initial Charterer” means AP Møller-Maersk A/S, a company incorporated in Denmark whose registered office is at 50 Esplanaden, Copenhagen, DK 1098, Denmark;

“Initial Market Value” means the Market Value of the Ship determined pursuant to the valuations referred to in paragraph 11 of Schedule 2, Part A;

“Insurances” means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended, supplemented or superseded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended, supplemented or superseded from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means Deutsche Bank AG Filiale Deutschlandgeschäft, Frankfurt/Main, acting through its office at Adolphsplatz 7, D-20457 Hamburg, Germany and in its capacity as swap bank acting under the name Deutsche Bank AG through its headquarters in Frankfurt am Main, Germany (or, in either such capacity, through another branch notified to the Borrower under Clause 25.6) or its successor or assign;

“LIBOR” means, for an Interest Period, the rate per annum determined by the Lender to be the rate at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 am (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period for delivery on the first Business Day of it;

“LLC Shares Security Deed” means a deed creating security over the [share capital] of the Borrower to be executed by the Shareholder in favour of the Lender in the Agreed Form;

“Loan” means the principal amount outstanding at any time under this Agreement;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Manager’s Undertaking” means an agreement entered or to be entered by each Approved Manager and the Lender in the Agreed Form and, in the plural means, both of them;

“Margin” means 3.30 per cent. per annum;

“Market Value” means the market value of the Ship determined in accordance with Clause 14.3;

“Master Agreement” means the master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form and the Schedule thereto) in such form as the Lender may approve or require, made or to be made between the Borrower and the Lender (acting in such capacity under its name Deutsche Bank AG) as swap bank and including all Transactions from time to time entered into and Confirmations from time to time exchanged under the said master agreement;

“Master Agreement Assignment” means the assignment of the rights and interests of the Borrower under the Master Agreement in the Agreed Form;

“Maturity Date” means the earlier of (i) the date falling on the fifth anniversary of the Drawdown Date and (ii) 23 December 2018;

“Minimum Liquidity” means the minimum amount required to be maintained in the Minimum Liquidity Account at any time in accordance with Clause 10.16;

“Minimum Liquidity Account” means an account in the name of the Borrower with the Lender in Hamburg designated “Hector Marine LLC – Minimum Liquidity Account” or any other account (with that or another office of the Lender) which is designated by the Lender as the Minimum Liquidity Account for the purposes of this Agreement;

“Money Laundering” has the meaning given to it in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council;

“Mortgage” means the first preferred Marshall Islands ship mortgage on the Ship in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 4.6;

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.12(g); and

(f)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interest or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent branch or place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prepayment Fee” has the meaning given in Clause 7.11;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Qualified IPO” means a successful initial public offering of the limited liability company interests of the Guarantor on an international recognised stock exchange which is approved by the Lender following which the Designated Shareholder will own and control at least 51 per cent. of the limited liability company interests of the Guarantor;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7.2;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council;

(b)	imposed by CISADA; or

(c)	otherwise imposed by any law or regulation by which the Borrower is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Borrower and for which a waiver or suspension has not been obtained;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph ((c)) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Guarantor, the Approved Managers and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20, or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Shareholder” means Odysseus Marine LLC a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Ship” means the container type vessel of approximately 6,927 TEUs currently under construction by the Builder for, and to be purchased by, the Borrower under the Shipbuilding Contract having Builder’s hull No. S622 and upon delivery to be registered in the ownership of the Borrower under the Marshall Islands flag;

“Shipbuilding Contract” means the shipbuilding contract dated 22 July 2011 (as amended and supplemented from time to time) and entered into between the Builder and the Borrower in respect of the construction by the Builder and the purchase by the Borrower of the Ship;

“Swap Exposure” means, from time to time, the amount certified by the Lender (acting in such capacity under its name Deutsche Bank AG) as swap bank to be the aggregate net amount in Dollars which would be payable by the Borrower to the Lender as swap bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Borrower;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the Borrower;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred; and

“Transaction” has the meaning given to it in the Master Agreement.

1.2	Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the International Group of Protection and Indemnification Association (IGA), including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by the War Strikes and Related Exclusions of the American Institute Hull Clauses (02/06/1977).

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S (or, as the case may be, limited liability company interests); or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and	any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lender shall make available to the Borrower, in one advance, a term loan facility not exceeding the lesser of (a) $45,000,000 and (b) 65 per cent. of the Initial Market Value of the Ship.

2.2	Purpose of Loan

The Borrower undertakes with the Lender to use the Loan only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for Advance

Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 3 Business Days prior to the intended Drawdown Date (or such other period as the Lender may agree at its sole discretion).

3.2	Availability

The conditions referred to in Clause 3.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period; and

(b)	the Loan shall be made available in a single advance and shall be applied in part-financing the purchase price of the Ship payable pursuant to the Shipbuilding Contract on the Delivery Date.

3.3	Drawdown Notice irrevocable

The Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Loan

Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date disburse the Loan to the Borrower; and payment to the Borrower shall be made to the account of the Borrower or, as the case may be, to the Builder which the Borrower specifies in the Drawdown Notice.

3.5	Disbursement of Loan to third party

The payment by the Lender under Clause 3.4 to the Builder shall constitute the disbursement of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

4	INTEREST

4.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption

The Lender shall promptly notify the Borrower if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown

If the Lender’s notice under Clause 4.4 is served before the Loan is made, the Lender’s obligation to make the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest; alternative basis for funds

If the Lender’s notice under Clause 4.4 is served after the Loan is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus the Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Lender.

4.10	Prepayment

A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

4.11	Application of prepayment

The provisions of Clause 7 shall apply in relation to the prepayment.

4.12	Transactions under the Master Agreement

The Borrower agrees that the Lender shall have a right of first refusal to conclude transactions under the Master Agreement for any derivative transaction which the Borrower may want to enter into to hedge its exposure to interest rate fluctuations or otherwise. The Borrower shall cooperate in good faith with the Lender in negotiating the terms of the Transactions.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods

The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods

Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3 months; or

(b)	such other period as the Lender may (in its absolute discretion) agree with the Borrower.

5.3	Duration of Interest Periods for repayment instalments

In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected and the Lender has agreed to an Interest Period longer than 3 months, the Lender notifies the Borrower by 11.00 a.m. (Hamburg time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months or such other duration as the Borrower and the Lender shall mutually agree.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest

The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates

The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

6.7	Application to Master Agreement

For the avoidance of doubt, this Clause 6 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which Section 9(h) (Interest and Compensation) of the Master Agreement shall apply.

7	REPAYMENT AND PREPAYMENT

7.1	Amount of repayment instalments

The Borrower shall repay the Loan by:

(a)	19 consecutive 3-monthly instalments as follows:

(i)	the first repayment instalment to the twelfth repayment instalment (inclusive) each in an amount equal to X;

(ii)	the thirteenth repayment instalment to the nineteenth repayment instalment (inclusive) each in an amount equal to Y; and

(b)	a balloon instalment in an amount equal to Z (the “Balloon Instalment”).

In this Clause 7.1:

“X” means an amount achieved by dividing W by 39;

“Y” means an amount achieved by dividing W by 52;

“Z” means an amount achieved by multiplying W by the Relevant Fraction;

“W” means the amount of the Loan on the Drawdown Date (after the same has been made available to the Borrower); and

“Relevant Fraction” means a fraction whose numerator is 29 and denominator is 52.

7.2	Repayment Dates

The Borrower shall repay the first instalment on the date falling 3 months after the Drawdown Date and each subsequent instalment at 3-monthly intervals thereafter up to and including the nineteenth instalment and the Balloon Instalment on the Maturity Date.

7.3	Final Repayment Date

On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment

Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.5	Conditions for voluntary prepayment

The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Lender has received from the Borrower at least 10 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)	(if applicable) the Borrower shall pay the Prepayment Fee on the Fee Payment Date in accordance with Clause 7.11.

7.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7	Voluntary Commitment reductions.

Subject to the following conditions, the Commitment may be permanently reduced, cancelled or terminated by the Borrower.

7.8	Conditions for voluntary Commitment reduction.

The conditions referred to in Clause 7.7 are that:

(a)	any partial reduction, cancellation or termination of the Commitment shall be $500,000 or a multiple of $500,000;

(b)	the Lender has received from the Borrower at least 10 Business Days’ prior written notice specifying the amount of the Commitment to be reduced, cancelled or terminated and the date on which such reduction, cancellation or termination is to apply; and

(c)	a notice served under paragraph (b) may not be given after expiry of the Availability Period and may not be withdrawn or amended without the consent of the Lender.

7.9	Mandatory prepayment

Without prejudice to the provisions of Clause 14, the Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 180 after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.10	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but (subject to Clause 7.11) without premium or penalty.

7.11	Prepayment Fee

If the aggregate amount of any prepayments that the Borrower makes in any calendar year exceeds $2,000,000, the Borrower shall pay to the Lender on the relevant Fee Payment Date the applicable Prepayment Fee Provided that the Prepayment Fee referred to in paragraphs (b) and (c) below shall be payable in the event the prepayment is made as a result of a refinancing of the Loan by another bank or financial institution.

In this Clause 7.11:

“Fee Payment Date” means the date on which the Borrower makes a prepayment of the Loan (or any part of it) in accordance with the terms of this Agreement; and

“Prepayment Fee” means, if the Fee Payment Date occurs:

(a)	during the period commencing on the Drawdown Date and ending on the date falling 364 days thereafter, a non-refundable fee in an amount equal to 2 per cent. of the amount prepaid (the “Prepayment Amount”);

(b)	during the period commencing on the first anniversary of the Drawdown Date and ending on the date falling 364 days thereafter, a non-refundable fee in an amount equal to 1.25 per cent. of the Prepayment Amount; and

(c)	during the period commencing on the second anniversary of the Drawdown Date and at all times thereafter, a non-refundable fee in an amount equal to 0.75 per cent. of the Prepayment Amount.

7.12	Application of voluntary prepayment

Each partial prepayment under Clause 7.4 shall be applied in inverse order of maturity, first against the Balloon Instalment and then against the then outstanding repayment instalments.

7.13	No re-borrowing

No amount prepaid may be re-borrowed.

7.14	Unwinding of Transactions

On or prior to any repayment or prepayment of the Loan (or part thereof) under this Clause 7 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 7.1 unless the Lender agrees otherwise with the Borrower (which agreement shall be given on such terms as the Lender may require including, without limitation, a requirement for the provision of any additional security as the Lender may require).

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default

The Lender’s obligation to make the Loan available is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on the Drawdown Date but prior to the making of the Loan, or, as the case may be, release of the Loan to the Builder, the Lender receives or is satisfied that it will receive the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that on the date of this Agreement, the Lender receives the structuring fee and the annual administration fee payable pursuant to Clause 19.1 and the Fee Letter;

(d)	that, on the date of the Drawdown Notice, the Lender receives all accrued commitment fee payable pursuant to Clause 19.1 and the Fee Letter and has received payment of the expenses referred to in Clause 19.2;

(e)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 9.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and

(f)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the Drawdown Date.

8.2	Waivers of conditions precedent

If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 7 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

8.3	Condition Subsequent

The Borrower will send to the Lender as soon as possible, but in no event later than 7 days after the Drawdown Date, documentary evidence in form and substance acceptable to the Lender that the Ship has been unconditionally delivered by the Borrower to, and accepted by, the Initial Charterer under the Initial Charter.

9	REPRESENTATIONS AND WARRANTIES

9.1	General

The Borrower represents and warrants to the Lender as follows.

9.2	Status

The Borrower is a limited liability company duly formed and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

9.3	Share capital and ownership

The aggregate limited liability company interests of the Borrower are comprised of 500 LLC shares, all of which are owned by the Shareholder free of any Security Interest or other claim, except that created in favour of the Lender.

9.4	Corporate power

The Borrower has the limited liability capacity, and has taken all limited liability company action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contract, to purchase and pay for the Ship and register the Ship in its name under the Marshall Islands flag;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to borrow under this Agreement, to enter into Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

9.5	Consents in force

All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests

The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests

Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts

The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9	No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default

No Event of Default or Potential Event of Default has occurred.

9.11	Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

9.12	No litigation

No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in the reasonable opinion of the Lender, would be likely to have a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower, the Guarantor or its subsidiaries as a whole or on the ability of the Borrower or the Guarantor to perform in a timely manner their respective obligations and/or discharge their respective liabilities under the Finance Documents.

9.13	Validity and completeness of Shipbuilding Contract and Initial Charter

Each of the Shipbuilding Contract and the Initial Charter constitute valid, binding and enforceable obligations of the parties thereto in accordance with their respective terms:

(a)	the copies of each of the Shipbuilding Contract and the Initial Charter delivered to the Lender before the date of this Agreement are true and complete copies; and

(b)	no amendments or additions to the Shipbuilding Contract or the Initial Charter have been agreed nor has any of the parties thereto waived any of their respective rights thereunder.

9.14	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Builder or a third party in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.15	Compliance with certain undertakings

At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.8 and 10.12.

9.16	Taxes paid

The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

9.17	ISM Code and ISPS Code compliance

All requirements of the ISM Code and ISPS Code as they relate to the Borrower, the Approved Managers and the Ship have been complied with.

9.18	No money laundering

Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement, and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering.

9.19	No immunity.

The Borrower is not nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or other proceedings (which shall include, without limitation, suit, attachment prior to the judgement, execution or other enforcement).

9.20	Sanctions

As regards Sanctions:

(a)	the Borrower is not a Prohibited Person nor is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and it does not own or control a Prohibited Person; and

(b)	no proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanction.

10	GENERAL UNDERTAKINGS

10.1	General

The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit (and, in the case of Clauses 10.3 and 10.11, such permission not to be unreasonably withheld or delayed).

10.2	Title; negative pledge

The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrower’s rights under the Master Agreement or all or any part of the Borrower’s interest in any amount payable to the Borrower by the Lender (acting in such capacity under its name Deutsche Bank AG) as swap bank under the Master Agreement); and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law, but paragraph (a) does not apply to any charter of the ship as to which Clause 13.12 applies.

10.3	No disposal of assets

The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4	No other liabilities or obligations to be incurred

The Borrower will not incur any liability or obligation except:

(a)	liabilities and obligations under the Shipbuilding Contract and the Finance Documents to which it is a party; or

(b)	liabilities and obligations reasonably incurred in the ordinary course of operating and chartering the Ship; or

(d)	any Financial Indebtedness to its shareholders or affiliated companies Provided that such Financial Indebtedness shall be subordinated to the Loan and the Swap Exposure and the Borrower shall, following the occurrence of an Event of Default which is continuing, execute or procure the execution of any documents which the Lender specifies to create or maintain the subordination of the rights of the relevant shareholder or affiliated company against the Borrower to those of the Lender under the Finance Documents.

10.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements

The Borrower will send, or procure there is sent, to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower, its annual unaudited accounts for that financial year of the Borrower (commencing with the accounts for the year ending 31 December 2012) certified as to their correctness by an officer of the Borrower;

(b)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Guarantor, its consolidated annual audited accounts for that financial year of the Guarantor (commencing with the accounts for the year ending 31 December 2012);

(c)	as soon as possible, but in no event later than 90 days after 30 June in each financial year of the Borrower, the 6-monthly unaudited accounts for that 6-month period certified as to their correctness by an officer of the Borrower;

(d)	as soon as possible, but in no event later than 90 days after 30 June in each financial year of the Guarantor, the 6-monthly consolidated unaudited accounts for that 6-month period certified as to their correctness by an officer of the Guarantor; and

(e)	promptly after the request of the Lender, such further financial or other information in respect of the Borrower, the Ship and the Guarantor (including, but not limited to, charter arrangements, Financial Indebtedness, operating expenses, updated details regarding Fleet Vessels and cash flow forecasts of the Group).

10.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	(in the case of audited accounts) be prepared in accordance with all applicable laws and IFRS consistently applied;

(b)	(in the case of unaudited accounts) be prepared in the same form as disclosed to the Lender prior to the date of this Agreement;

(c)	fairly represent the financial condition of the Borrower and the Guarantor at the date of those accounts;

(d)	fully disclose or provide for all significant liabilities of the Borrower and the Guarantor; and

(e)	be provided in English.

10.8	Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party; and

(c)	for the Borrower to continue to own and operate the Ship,

and the Borrower will comply with the terms of all such consents.

10.9	Maintenance of Security Interests

The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.10	Notification of litigation

The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, either Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.11	No amendment to the Shipbuilding Contract and/or the Initial Charter

The Borrower will not agree to any amendment or supplement to or waive or fail to enforce the Shipbuilding Contract and/or the Initial Charter or any of their respective provisions.

10.12	Principal place of business

The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 27.2(a) and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.

10.13	Confirmation of no default

The Borrower will, within 3 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by a director of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.14	Notification of default

The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Lender fully up to date with all developments.

10.15	Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to the Borrower, the Guarantor, the Ship, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be reasonably requested by the Lender at any time.

10.16	Minimum Liquidity

(a)	The Borrower shall maintain in the Minimum Liquidity Account a credit balance of not less than $1,000,000 which shall be built up to $3,500,000 (“Maximum Amount”) within 30 months following the Delivery Date and shall be maintained throughout the Security Period Provided that after the Maximum Amount is being credited into the Minimum Liquidity Account, the Borrower may apply (in its sole discretion) an amount of $1,000,000 towards prepayment of the Loan, with such prepayment being applied in accordance with Clause 7.5, and following such prepayment the Minimum Liquidity shall be reduced to $2,500,000 at all times thereafter.

(b)	Pursuant to the lien according to no. 14 of the General Business Conditions of the Lender all present and future deposits on the Minimum Liquidity Account as well as fixed-term deposits placed with the Lender to the debit of the Minimum Liquidity Account, in particular, shall serve as collateral for the Secured Liabilities. Disposals or withdrawals of the above deposits are subject to the Lender’s explicit consent.

10.17	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

10.18	Money Laundering undertaking

The Borrower undertakes to:

(a)	provide the Lender with information, certificates and any documents required by the Lender to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering throughout the Security Period; and

(b)	notify the Lender as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering may or is about to occur or that the person(s) who have or will receive the commercial benefit of the Agreement have changed from the date hereof.

10.19	Maintenance of ownership

The Borrower shall procure that throughout the Security Period there is no change in the ultimate beneficial ownership of its shares or in the ultimate control of the voting rights attaching to those shares and the Guarantor’s shares or in the ultimate control of the voting rights attaching to those shares from that disclosed to the Lender on or prior to the date of this Agreement (other than any such change occurring as a result of the Qualified IPO).

11	CORPORATE UNDERTAKINGS

11.1	General

The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status

The Borrower will maintain its separate limited liability company existence and remain in good standing under the laws of the Republic of Marshall Islands.

11.3	Negative undertakings

The Borrower will not:

(a)	carry on any business other than the ownership, chartering and operation of the Ship; or

(b)	pay any dividend or make any form of distribution or effect any form of redemption, purchase or return of limited liability company interests Provided that the Borrower may pay dividends (not more than twice in each Financial year) when:

(i)	once the Minimum Liquidity is at least $3,500,000 or, as the case may be, $2,500,000 if a prepayment of the Loan is made pursuant to Clause 10.16, and the Asset Cover Percentage reaches 165 per cent.; and

(ii)	following compliance with paragraph (i) above, if the Asset Cover Percentage is maintained at least 165 per cent.;

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length; or

(d)	open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents; or

(e)	issue any limited liability company interests to any person other than the Shareholder and/or the Guarantor; or

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Transactions entered into pursuant to the Master Agreement; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12	INSURANCES

12.1	General

The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period (after the Delivery Date) except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including terrorism cover and war risks protection and indemnity cover);

(c)	protection and indemnity risks with a P&I club being a member of the International Group of Protection and Indemnity Associations (IGA); and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the Borrower to insure and which are specified by the Lender by notice to the Borrower.

12.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship and the value of any Security Interest on the Ship ranking prior to the Mortgage and (ii) 120 per cent. of the Loan;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the Ship’s full gross tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender

In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named assured and the Approved Manager as co-assured provided that it has provided to the Lender a Manager’s Undertaking unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)	provide that the Lender may make proof of loss if the Borrower fails to do so.

12.5	Renewal of obligatory insurances

The Borrower shall endeavour to:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking

The Borrower shall use its best endeavours to ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien), or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

12.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Compliance with terms of insurances

The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.12	Alteration to terms of insurances

The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.13	Settlement of claims

The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.14	Provision of copies of communications

The Borrower shall, upon the Lenders request, provide the Lender, at the time of each such communication, copies of all written communications between the Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.15	Provision of information

In addition, the Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

12.16	Mortgagee’s interest and additional perils insurances

The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils (pollution) insurance in respect of the Ship and a mortgagee’s interest marine insurance in such amounts (in the case of a mortgagee’s interest marine insurance in an amount equal to 110 per cent. of the Loan), on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance Provided that the Borrower shall not be liable to indemnify the Lender in respect of premiums and other expenses incurred in connection with a mortgagee’s interest additional perils insurance if the Borrower has confirmed and undertaken in writing that the Ship will not enter:

(a)	U.S. territorial waters and/or the U.S. exclusive economic zone; or

(b)	any other territorial waters which the Lender has advised to the Borrower in writing as being waters having pollution liability legislation and/or practice in force which, in the reasonable opinion of the Lender, is equivalent to the U.S. Oil Pollution Act of 1990 (OPA 90) and/or the practice in force thereunder.

13	SHIP COVENANTS

13.1	General

The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 at all times during the Security Period (after the Delivery Date) except as the Lender may otherwise permit (and, in the case of Clauses 13.2 and 13.12, such permission not to be unreasonably withheld or delayed).

13.2	Ship’s name and registration

The Borrower shall keep the Ship registered in its name as a Marshall Islands Ship; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it Provided that the Ship’s name may be changed if such change is requested by the charterer of the Ship.

13.3	Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice;

(b)	so as to maintain the class specified in the Shipbuilding Contract (namely + 100A5, CONTAINER SHIP, DG, IW, BWM, +MC, AUT, CM-PS) with Germanischer Lloyd free of overdue recommendations and conditions; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in Marshall Islands or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

13.4	Modification

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

13.5	Removal of parts

The Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

13.6	Surveys

The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

13.7	Inspection

The Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose at the Borrower’s cost) to board the Ship at all reasonable times (without interfering with the Ship’s operation) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that unless an Event of Default or Potential Event of Default has occurred the Borrower shall not have to pay for more than two inspections in each calendar year.

13.8	Prevention of and release from arrest

The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.9	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the war risks insurers has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the war risks insurers may require.

13.10	Provision of information

The Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	its compliance, the relevant Approved Manager’s or the Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower’s or the relevant Approved Manager’s Document of Compliance.

13.11	Notification of certain events

The Borrower shall immediately notify the Lender by fax, confirmed forthwith, by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, either Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Borrower’s, that Approved Manager’s or any other person’s response to any of those events or matters.

13.12	Restrictions on chartering, appointment of managers etc.

The Borrower shall not:

(a)	let the Ship on demise charter for any period;

(b)	(save and except for the Initial Charter) enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 15 months;

(c)	enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship other than the Approved Managers or agree to any alteration to the terms of either Approved Manager’s appointment;

(f)	de activate or lay up the Ship; or

(g)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.

13.13	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first priority or, as the case may be, preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.

13.14	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings.

13.15	ISPS Code

The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

13.16	Other restriction

The Borrower undertakes to operate the Ship as a civil merchant trading ship throughout the Security Period.

13.17	Charterparty Assignment

If the Borrower enters into a Charter, it shall at the request of the Lender, execute (and register, if applicable) in favour of the Lender, a Charterparty Assignment and shall deliver to the Lender any documents in relation thereto which the Lender may require (included, but not limited to documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 2, Part A).

14	SECURITY COVER

14.1	Minimum required security cover

Clause 14.2 applies if the Lender notifies the Borrower that:

(a)	the Market Value (determined as provided in Clause 14.3) of the Ship; plus

(b)	the Minimum Liquidity maintained in the Minimum Liquidity Account; plus

(c)	the net realisable value of any additional security previously provided (if applicable) under this Clause 14,

is below 135 per cent. of the Loan.

14.2	Provision of additional security; prepayment

If the Lender serves a notice on the Borrower under Clause 14.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 14 days after the date on which the Lender’s notice is served under Clause 14.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall, which is otherwise acceptable to the Lender and which has been documented in such terms as the Lender may approve or require.

14.3	Valuation of Ship

The Market Value of the Ship at any date is that shown by taking the average of two valuations (if a range of values is given by an Approved Broker the lowest value shall apply) each prepared:

(a)	as at a date not more than 20 days previously;

(b)	by an Approved Broker (one appointed by the Lender and the other by the Borrower Provided that Maritime Strategies International Limited may not be appointed by either party in order to determine the Initial Market Value until the first anniversary from the Drawdown Date;

(c)	with or without physical inspection of the Ship (as the Lender may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

Provided that if one such valuation differs by more than 15 per cent. from the other valuation, then the Lender shall appoint a third Approved Broker to provide a valuation of the Ship in accordance with this Clause 14.3 and the Market Value of the Ship shall be the arithmetic average of all three such valuations.

14.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.3.

14.5	Valuations binding

Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

14.6	Provision of information

The Borrower shall promptly provide the Lender and any Approved Broker acting under Clause 14.3 or 14.4 with any information which the Lender or the Approved Broker may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lender (or the expert appointed by it) considers prudent.

14.7	Payment of valuation expenses

Without prejudice to the generality of the Borrower’s obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall be obliged to pay on demand the amount of the fees and expenses incurred by the Lender for any Approved Broker and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause Provided that so long as no Event of Default shall have occurred and be continuing the Borrower shall not be obliged to pay any such fees and expenses in respect of more than four sets of valuations (each set comprising two or three valuations as the case may be, in accordance with Clause 14.3) for the Ship in any calendar year.

14.8	Application of prepayment

Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments

All payments to be made by the Borrower to the Lender under a Finance Document (other than under the Master Agreement) shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at Deutsche Bank AG, SWIFT: DEUTDEHH (Account No 0160200 with DEUTDEHH, cover via Deutsche Bank Trust Company Americas, New York), or to such other account with such other bank as the Lender may from time to time notify to the Borrower.

15.2	Payment on non-Business Day

If any payment by the Borrower under a Finance Document (other than under the Master Agreement) would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document (other than under the Master Agreement) which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts

The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents (other than under the Master Agreement) and all payments in respect of those amounts made by the Borrower and any Security Party.

15.5	Accounts prima facie evidence

If the account maintained under Clause 15.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)	firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Lender under the Finance Documents (other than under the Master Agreement) other than those amounts referred to at paragraphs (ii) to (v) inclusive below (including, but without limitation, all amounts payable by the Borrower under Clauses 19, 20 and 21 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction of any and all amounts of default interest and, thereafter, of normal interest payable to the Lender under the Finance Documents (other than under the Master Agreement);

(iii)	thirdly, in or towards satisfaction of the Loan; and

(iv)	fourthly, in or towards satisfaction pro rata of any and all amounts due and payable to the Lender then acting under its name, Deutsche Bank AG, as swap bank under the Master Agreement (other than the Swap Exposure referred to at paragraph (v) below); and

(v)	fifthly, in or towards satisfaction of the Swap Exposure (calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause 16; and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2	Variation of order of application

The Lender may, by notice to the Borrower and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application

The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden

This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings

The Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment), all the Earnings of the Ship are paid to the Earnings Account.

17.2	Location of accounts

The Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re location of the Earnings Account; and

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

17.3	Debits for amounts due

The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable to it under Clauses, 4, 6, 7, 19 or 20 or payment of which it has become entitled to demand under Clause 19 or 20 and all amounts due under the Master Agreement.

17.4	Borrower’s obligations unaffected

The provisions of this Clause 17 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	the liability of the Borrower to make payments to the Lender as swap bank under the Master Agreement; or

(c)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

17.5	Earnings Account balances

Subject to the other terms of this Agreement (including, without limitation, the terms of Clauses 10.16, 11.3(b) and 17), the monies on the Earnings Account shall be freely available to the Borrower subject to no Event of Default having occurred which is continuing.

18	EVENTS DEFAULT

18.1	Events of Default

An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 10.16, 10.19, 11.2, 11.3, 13.16 or 14.2 and 12.3 of the Guarantee; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) which in the opinion of the Lender, is capable of remedy and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraph (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated and is not remedied in the manner specified in paragraph (c) above; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (in the case of paragraphs (i), (ii) and (iii) in respect of Financial Indebtedness equal to any sum of, or sums aggregating, in relation to (1) the Guarantor, $3,000,000 or more (or the equivalent in another currency) and (2) any other Relevant Person, $500,000 or more (or the equivalent in another currency)):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person (in the case of paragraphs (i) and (ii) in respect of any sum of, or sums aggregating, in relation to (1) the Guarantor, $3,000,000 or more (or the equivalent in another currency) and (2) any other Relevant Person, $500,000 or more (or the equivalent in another currency):

(i)	a Relevant Person becomes, in the reasonable opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors or members of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document, the Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior consent, a change has occurred after the date of this Agreement in the direct or ultimate beneficial ownership of any of the shares in the Borrower or the Guarantor or in the ultimate control of the voting rights attaching to any of those shares (other than any such change occurring as a result of a Qualified IPO); or

(l)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest (except for Permitted Security Interests); or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	an Event of Default (as defined in section 14 of the Master Agreement) occurs as a result of an act or an omission by the Borrower; or

(o)	other than with the prior written consent of the Lender, the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect as a result of an act or an omission by the Borrower; or

(p)	any event (or series of events) occurs which, in the reasonable opinion of the Lender, has a materially adverse effect on the business, assets, financial condition or credit worthiness of a Relevant Person;

(q)	the Initial Charter is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason prior to its stated termination Provided that the Initial Charter is replaced within 60 days by another charterparty with a Charterer and in form and on terms acceptable to the Lender;

(r)	at all times after completion of the Qualified IPO, the Designated Shareholder (either directly and/or indirectly) ceases to own in aggregate at least 51 per cent. of the issued share capital of the Guarantor;

(s)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender considers that there is a significant risk that the Borrower or the Guarantor are, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; and/or

(b)	serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) and (b), the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitment

On the service of a notice under Clause 18.2(a) the Commitment, and all other obligations of the Lender to the Borrower under this Agreement, shall be cancelled.

18.4	Acceleration of Loan

On the service of a notice under Clause 18.2(b), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice

The Lender may serve notices under Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability

Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the gross negligence or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons

In this Clause 18, a “Relevant Person” means the Borrower, the Guarantor and any other Security Party (other than the Approved Managers).

18.8	Interpretation

In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Arrangement, administration and commitment fees

The Borrower shall pay to the Lender such structuring, administration and commitment fees as are referred to in the Fee Letter, such fees being payable at the times and in the manner referred to in the Fee Letter.

19.2	Costs of negotiation, preparation etc.

The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, VAT, out of pocket expenses and any legal fees incurred by the Lender with respect to the legal opinions referred to in Schedule 2).

19.3	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security subject to the proviso in Clause 14.7; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

19.5	Certification of amounts

A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs

Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities

The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document; and

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Currency indemnity

If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (Hamburg time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrower which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Application to Master Agreement

For the avoidance of doubt, Clause 20.4 does not apply in respect of sums due from the Borrower to the Lender acting in such capacity under its name Deutsche Bank AG as swap bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

20.6	Certification of amounts

A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.7	Notice of prepayment

If the Borrower is not willing to continue to indemnify the Lender for any tax for which the Lender is liable under Clause 20.1, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

20.8	Prepayment

A notice under Clause 20.7 shall be irrevocable; and on the date specified in the Borrower’s notice of intended prepayment, the Commitment shall terminate and the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Prepayment Fee (if applicable).

20.9	Application of prepayment

Clause 7 shall apply in relation to the prepayment.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes

If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes

Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Tax Credits

If the Lender receives for its own account a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 21.2, the Lender shall pay to the Borrower a sum equal to the proportion of the repayment or credit which it allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment:

(a)	the Lender shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 21.4 shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 21.4 shall oblige the Lender to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Lender under or in connection with this Clause 21.4 shall be conclusive and binding on the Borrower.

21.5	Exclusion of tax on overall net income

In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

21.6	Application to Master Agreement

For the avoidance of doubt, Clause 21 does not apply in respect of sums due from the Borrower to the Lender (acting in such capacity under its name Deutsche Bank AG) as swap bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

21.7	Notice of prepayment

If the Borrower is not willing to continue to make a tax deduction under Clause 21.2, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

21.8	Prepayment

A notice under Clause 21.7 shall be irrevocable; and on the date specified in the Borrower’s notice of intended prepayment, the Commitment shall terminate and the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Prepayment Fee (if applicable).

21.9	Application of prepayment

Clause 7 shall apply in relation to the prepayment.

22	ILLEGALITY, ETC.

22.1	Illegality

This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality

On the Lender notifying the Borrower under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.

22.3	Mitigation

If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs

This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost” or

(c)	the effect of complying with the regulations set out in the “International Convergence of Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 as implemented in the EU by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) (or any subsequent amendment or substitute agreement) is that the Lender (or a parent company of it) has incurred or will incur an “increased cost” when compared to the cost of complying with such regulations as determined by the Lender (or a parent company of it) on the date of this Agreement.

23.2	Meaning of “increased cost”

In this Clause 23, “increased cost” means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Commitment or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3	Payment of increased costs

The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment

If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

23.5	Prepayment

A notice under Clause 23.4 shall be irrevocable; and on the date specified in the Borrower’s notice of intended prepayment, the Commitment shall terminate and the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Prepayment Fee (if applicable).

23.6	Application of prepayment

Clause 7 shall apply in relation to the prepayment.

24	SET OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2	Existing rights unaffected

The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest

This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrower

The Borrower may not, without the consent of the Lender transfer any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment and novation by Lender

The Lender may, without the consent of, or prior notice to, the Borrower:

(a)	assign to any Third Party all or any of the rights and interests which it has under or by virtue of the Finance Documents; and

(b)	novate to any Third Party all or any of the rights, interests and obligations which it has under or by virtue of the Finance Documents.

Any costs or expenses relating to any such assignment or, as the case may be, novation shall be borne by the Lender or the relevant Third Party.

25.3	Rights of assignee

In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment

The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of or notice to the Borrower and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information

The Lender may disclose to a Third Party which is a potential assignee or a sub participant and its employees any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, Provided that, if the information is clearly of a confidential nature, such potential assignee, sub-participant or Third Party will execute a confidentiality agreement.

25.6	Change of lending office

The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

25.7	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 25, the Lender may, without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

25.8	Meaning of Third Party

In this Clause 25, “Third Party” means a member of the European Central Bank System, a credit institution, a financial services institution, an insurance company, a pension scheme of liberal professions (Versorgungswerk), a pension fund, an investment company, trust or a special purpose company established for the purposes of securitisation or any other entity or party as the Lender may approve in its absolute discretion.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender

A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications

A notice by letter or fax shall be sent:

(a) to the Borrower:	Hector Marine LLC
c/o the Approved Manager

3-5 Menandrou Street
Kifissia 145 61
Athens
Greece

Fax No: +30 210 8084 224

(b) to the Lender:	Adolphsplatz 7
D-20457 Hamburg
Germany
Fax No: +49 403 701 4649

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices

Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours

However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices

Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	English language

Any notice under or in connection with a Finance Document shall be in English.

27.7	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.8	Meaning of “notice”

In this Clause 27 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	SUPPLEMENTAL

28.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Counterparts

A Finance Document may be executed in any number of counterparts.

28.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29	LAW AND JURISDICTION

29.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction

Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

29.3	Choice of forum for the exclusive benefit of the Lender

Clause 29.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

29.4	Process agent

The Borrower irrevocably appoints Saville & Co. its registered office for the time being, presently at One Carey Lane, London, EC2V 8AE, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

29.5	Lender’s rights unaffected

Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6	Meaning of “proceedings” and “Dispute”

In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:	Deutsche Bank AG Filiale Deutschlandgeschäft

Adolphsplatz 7

D-20457 Hamburg

Germany

Attention: [Loans Administration]	28 February 2013

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated 28 February 2013 and made between ourselves, as Borrower, and yourselves, as Lender, in connection with a facility of up to US$45,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Loan as follows:

(a)	Amount: US$[45,000,000];

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be 3 months; and

(d)	Payment instructions : account in our name and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Lender.

5	We authorise you to deduct all accrued commitment fee referred to in Clause 19.1(c) from the amount of the Loan.

[Name of Signatory]
for and on behalf of
HECTOR MARINE LLC

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 8.1(a).

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of formation and constitutional documents of the Borrower and each Security Party.

3	Copies of appropriate evidence of authorisation by the members (or, as the case may be, the directors) of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement and ratifying the execution of the Shipbuilding Contract and the Initial Charter.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

6	A copy of the Shipbuilding Contract and of all documents signed or issued by the Borrower or the Builder under or in connection with it.

7	Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution by the Builder and the Borrower of the Shipbuilding Contract and of all documents to be executed by the parties thereto under the Shipbuilding Contract.

8	A copy of the Initial Charter and of all documents signed or issued by the Borrower or the Initial Charterer under or in connection with it.

9	Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution by the Initial Charterer and the Borrower of the Initial Charter and of all documents to be executed by the parties thereto under the Initial Charter.

10	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account and the Minimum Liquidity Account.

11	Two valuations of the Ship prepared in accordance with Clause 14.3, addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 20 days before the Drawdown Date, the average of which shows a value of the Ship acceptable to the Lender.

12	Documentary evidence that the agent for service of process named in Clause 29.4 has accepted its appointment.

13	Such documents as the Lender may require for its “know your customer” and other customary money laundering checks in connection with the Borrower and any Security Party.

14	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

15	A copy of the latest accounts required to be delivered to the Lender pursuant to Clause 10.6 together with a compliance certificate evidencing that the Guarantor is in compliance with all financial covenants set out in clause 12.4 of the Guarantee.

16	Such other documents and/or evidence as the Lender shall reasonably require.

PART B

The following are the documents referred to in Clause 8.1(b).

1	A duly executed original of the Mortgage, the General Assignment, the Initial Charter Assignment (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	the Ship has been unconditionally delivered by the Builder to, and accepted by, the Borrower under the Shipbuilding Contract, and the purchase price payable under the Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid in full (together with a copy of each of the documents delivered by the Builder to the Borrower under the Shipbuilding Contract (including but not limited to, the Builder’s certificate, the bill of sale, the commercial invoice and the protocol of delivery and acceptance));

(b)	the Ship is definitively and permanently registered in the name of the Borrower under the Marshall Islands flag;

(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(d)	the Ship maintains the classification specified in Clause 13.3(b) with Germanischer Lloyd free of all overdue recommendations and conditions of such classification society;

(e)	the Mortgage has been duly registered against the Ship as a valid first preferred Marshall Islands ship mortgage in accordance with the laws of Marshall Islands; and

(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the Ship is managed by the Approved Managers on terms acceptable to the Lender, together with:

(a)	a Manager’s Undertaking executed by each Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of the Ship and subordinating the rights of that Approved Manager against the Borrower to the rights of the Lender under the Finance Documents; and

(b)	copies of the Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires) and ISSC.

4	Evidence that the Minimum Liquidity is standing to the credit of the Minimum Liquidity Account in accordance with Clause 10.16.

5	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Republic of the Marshall Islands and such other relevant jurisdictions as the Lender may require.

6	A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

7	A copy of the latest accounts required to be delivered to the Lender pursuant to Clause 10.6.

8	Such other documents and/or evidence as the Lender may reasonably require.

Each of the documents specified in paragraphs 2, 3, 5, 6 and 8 of Part A of this Schedule 2 and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

EXECUTION PAGE

BORROWER

SIGNED by Aikaterini Emmanouil	)
/s/ Aikaterini Emmanouil	)
for and on behalf of	)
HECTOR MARINE LLC	)
in the presence of:	)

/s/ Vassiliki Georgopoulos

Vassiliki Georgopoulos

Solicitor

Watson Farley & Williams

89 Akti Miaouli

Piraeus 185 38 Greece

LENDER

SIGNED by [ILLEGIBLE]	)
/s/ [ILLEGIBLE]	)
for and on behalf of	)
DEUTSCHE BANK AG FILIALE	)
DEUTSCHLANDGESCHÄFT	)
in the presence of:	)

/s/ Vassiliki Georgopoulos

Vassiliki Georgopoulos

Solicitor

Watson Farley & Williams

89 Akti Miaouli

Piraeus 185 38 Greece